September 18, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:T. Rowe Price Inflation Protected Bond Fund, Inc. ("Registrant")
File Nos.: 333-99241/811-21185
Post-Effective Amendment No.: 6

Commissioners:

We are counsel to the above-referenced registrant, which proposes to file, pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, the above-referenced Post-Effective Amendment to its registration statement.

We have reviewed the amendment, and we represent it does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Sincerely,

/s/Willkie Farr & Gallagher LLP
Willkie Farr & Gallagher LLP